Exhibit 99.1

ORION GROUP HOLDINGS, INC. REPORTS THIRD QUARTER 2019 RESULTS

Houston, Texas, Wednesday, October 30, 2019 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported a net income of $4.0 million ($0.14 diluted earnings per share) for the third quarter ended September 30, 2019.  Third quarter highlights are discussed below.

Third Quarter 2019 Highlights

•

Contract revenues were $199.5 million, up 59.5% from $125.1 million for the third quarter of 2018.  Operating income was $6.1 million for the third quarter of 2019 compared to operating loss of $7.4 million for the third quarter of 2018.

•	Net income was $4.0 million ($0.14 diluted earnings per share) for the third quarter of 2019 compared to net loss of $6.4 million ($0.22 diluted loss per share) for the third quarter of 2018.

•

The third quarter 2019 net income included $0.3 million ($0.01 per diluted share) of non-recurring costs and other charges. Third quarter 2019 adjusted net income was $4.3 million ($0.15 diluted earnings per share).  (Please see page 9 of this release for a reconciliation of adjusted net income.)

•

EBITDA, adjusted to exclude the impact of the aforementioned non-recurring costs, was $14.3 million in the third quarter of 2019, which compares to adjusted EBITDA of $0.7 million for the third quarter of 2018. (Please see page 10 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

•	Backlog was $630.5 million on a third quarter book-to-bill of 0.85x.

“For the third quarter, we posted our highest quarterly revenues in the company’s history and delivered positive operating profit in both segments,” stated Mark Stauffer, Orion Group Holding’s President and Chief Executive Officer.  “Our top and bottom line increased significantly on both a year-over-year and sequential basis driven by effective execution on projects in our sizeable backlog, and the benefits of our Invest, Scale and Grow (ISG) initiative.  Our concrete business generated positive results reflecting productivity improvements facilitated by improved weather conditions, the implementation of ISG, and the run-off of projects that had been negatively impacted by weather delays earlier in the year.  Marine segment results were driven by the ramp-up of a broad range of projects awarded over the past few quarters, including projects involving dredging services,  leading to higher fleet utilization with increased absorption of fixed costs.”

“Even with the significant amount of work executed in the third quarter, backlog remained near all-time highs and was up significantly relative to the end of the third quarter of 2018.  Backlog in the Concrete segment was at a record high at the end of the third quarter.  The pipeline of projects we are pursuing continues to be robust, and we are particularly pleased by the number of opportunities for larger and longer jobs that can produce greater visibility for our operations.”

Mr. Stauffer concluded, “Looking to the balance of the year and into 2020, our ongoing operational enhancements and the strong bidding environment gives us confidence in our ability to continue to deliver improved results.  While our fourth quarter can be seasonally weaker than the third quarter, we do expect to see material year-over-year improvement in revenues and profitability compared to the fourth quarter of 2018.  With respect to 2020, we are already adding projects to backlog for the second half of the year, providing us with better visibility for the full year.”

Consolidated Results for Third Quarter 2019 Compared to Third Quarter 2018

•

Contract revenues were $199.5 million, up 59.5% as compared to $125.1 million. The increase was primarily driven by higher utilization rates in our marine segment and improved weather conditions, leading to higher cubic yardage production in our concrete segment.

•

Gross profit was $20.9 million, as compared to $4.8 million. Gross profit margin was 10.5%, as compared to 3.9%. The increase reflects an improvement in labor efficiency resulting from the ISG process and improved utilization rates in our marine segment,  along with improved man hours per cubic yards placed in the concrete segment.

•

Selling, General, and Administrative expenses were $14.6 million, as compared to $12.4 million.  The increase predominantly reflects $1.1 million of non-recurring professional and other fees related to the Company’s ISG initiative.

•	Operating income was $6.1 million as compared to operating loss of $7.4 million. The operating income in the third quarter of 2019 reflects the aforementioned factors that improved gross profit.

•

EBITDA was $13.2 million, representing a 6.6% EBITDA margin, as compared to EBITDA of $0.7 million, or a 0.5% EBITDA margin. When adjusted for the aforementioned charges and other non-recurring costs, adjusted EBITDA for the third quarter of 2019 was $14.3 million, representing a 7.2% EBITDA margin. (Please see page 10 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

Backlog

Backlog of work under contract as of September 30, 2019 was $630.5 million, which compares with backlog under contract at September 30, 2018 of $426 million, an increase of 48%.  The third quarter 2019 ending backlog was comprised of $404.3 million for the marine segment, and $226.2 million for the concrete segment; a record level for this segment. Currently, the Company has $1 billion worth of bids outstanding, including approximately $42.5 million on which it is the apparent low bidder, or has been awarded contracts subsequent to the end of the third quarter of 2019, of which approximately $31.6 million pertains to the marine segment and approximately $10.9 million to the concrete segment.

“During the third quarter, we bid on approximately $1  billion of work and were successful on approximately $169 million of these bids,” stated Robert Tabb, Orion Group Holding's Vice President and Chief Financial Officer.  “This resulted in a 0.85 times book-to-bill ratio and a win rate of 16.3%. In the marine segment, we bid on approximately $337 million during the third quarter 2019 and were successful on $35 million, representing a win rate of 10.4% and a book-to-bill ratio of 0.32 times. In the concrete segment we bid on approximately $702 million of work and were awarded approximately $134 million, representing a win rate of 19.1% and a book-to-bill ratio of 1.46 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Invest, Scale, and Grow Initiative

“During the third quarter, we made significant strides in the implementation of our ISG initiative,” stated Mr. Stauffer.  “The end goal of our ISG initiative is to generate performance from both of our business segments that consistently meets our expectations and aligns with our strategic plan.  The areas of focus for our ISG program are labor management, equipment management, project execution and corporate process.  In each of these areas we’ve implemented enhancements and improvements to the functionality of data and reporting to provide better visibility, leading to better efficiencies and cost control.  In each of these areas we’ve reinforced our expectations and accountability to complete our projects with margins at or above as-bid margins.  We’ve continued laying the groundwork to implement a shared services platform across our segments to eliminate duplication of efforts and costs, which along with other measures, when fully implemented, will drive total SG&A expense to at or below 8.5% of revenues on an annual basis, which we are on track to do in 2019.  We remain acutely focused on delivering improved results as we progress through 2019 and into 2020.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the third quarter 2019 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, October 31, 2019. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial the Orion Group Holdings, Inc. Third Quarter 2019 Earnings Conference Call at (855) 478-9690 for Domestic callers and (678) 509-7639 for International callers; participant code: 2363515.

About Orion Group Holdings

Orion Group Holdings, Inc. is a leading specialty construction company serving the Infrastructure, Industrial, and Building sectors in the continental United States, Alaska, Canada and the Caribbean Basin through its marine construction segment and its concrete construction segment. The Company’s marine construction segment services includes marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete construction segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Adjusted net income and adjusted earnings per share are not an alternative to net income or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes impairs a meaningful comparison of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Update on Scale and Growth Initiative” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 27, 2019, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Orion Group Holdings Inc.		The Equity Group Inc.
Robert Tabb, Vice President & CFO		Fred Buonocore, CFA
(713) 852-6500		(212) 836-9607
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Contract revenues	199,507	125,073	508,597	421,682
Costs of contract revenues	178,614	120,247	463,645	382,699
Gross profit	20,893	4,826	44,952	38,983
Selling, general and administrative expenses	14,590	12,412	44,677	40,163
Amortization of intangible assets	662	847	1,980	2,541
Gain from sale of assets, net	(451)	(1,028)	(1,197)	(2,527)
Other gain from continuing operations	—	—	—	(5,448)
Operating income (loss)	6,092	(7,405)	(508)	4,254
Other (expense) income:
Other income	17	1,143	574	1,617
Interest income	75	52	317	100
Interest expense	(1,678)	(3,217)	(4,981)	(5,899)
Other expense, net	(1,586)	(2,022)	(4,090)	(4,182)
Income (loss) before income taxes	4,506	(9,427)	(4,598)	72
Income tax expense (benefit)	467	(3,071)	920	78
Net income (loss)	$4,039	$(6,356)	$(5,518)	$(6)

Basic income (loss) per share	$0.14	$(0.22)	$(0.19)	$—
Diluted income (loss) per share	$0.14	$(0.22)	$(0.19)	$—
Shares used to compute income (loss) per share:
Basic	29,544,288	28,490,530	29,240,979	28,421,850
Diluted	29,547,185	28,490,530	29,240,979	28,421,850

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended September 30,
	2019		2018
	Amount	Percent	Amount	Percent
	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$73,921	68.8%	$39,043	61.5%
Private sector	33,483	31.2%	24,436	38.5%
Marine segment total	$107,404	100.0%	$63,479	100.0%
Concrete segment
Public sector	$14,169	15.4%	$12,249	19.9%
Private sector	77,934	84.6%	49,345	80.1%
Concrete segment total	$92,103	100.0%	$61,594	100.0%
Total	$199,507		$125,073

Operating income (loss)
Marine segment	$4,863	4.5%	$(5,559)	(8.8)%
Concrete segment	1,229	1.3%	(1,846)	(3.0)%
Total	$6,092		$(7,405)

	Nine months ended September 30,
	2019		2018
	Amount	Percent	Amount	Percent
	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$180,487	70.0%	$98,722	47.7%
Private sector	77,427	30.0%	108,245	52.3%
Marine segment total	$257,914	100.0%	$206,967	100.0%
Concrete segment
Public sector	$40,551	16.2%	$43,693	20.3%
Private sector	210,132	83.8%	171,022	79.7%
Concrete segment total	$250,683	100.0%	$214,715	100.0%
Total	$508,597		$421,682

Operating (loss) income
Marine segment	$(1,584)	(0.6)%	$4,348	2.1%
Concrete segment	1,076	0.4%	(94)	—%
Total	$(508)		$4,254

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$4,039	$(6,356)	$(5,518)	$(6)
One-time charges and the tax effects:
ISG initiative	1,058	—	3,862	—
Severance	43	—	483	—
Unamortized debt issuance costs on debt extinguishment	—	2,164	399	2,164
Legal settlement	—	—	—	(5,448)
Tax rate of 23% applied to one-time charges (1)	(253)	(498)	(1,091)	755
Total one-time charges and the tax effects	848	1,666	3,653	(2,529)
Federal and state tax valuation allowances	(595)	—	451	—
Adjusted net income (loss)	$4,292	$(4,690)	$(1,414)	$(2,535)
Adjusted EPS	$0.15	$(0.16)	$(0.05)	$(0.09)

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$4,039	$(6,356)	$(5,518)	$(6)
Income tax expense (benefit)	467	(3,071)	920	78
Interest expense, net	1,603	3,165	4,664	5,799
Depreciation and amortization	7,080	6,922	21,342	21,134
EBITDA (1)	13,189	660	21,408	27,005
ISG initiative	1,058	—	3,862	—
Severance	43	—	483	—
Legal settlement	—	—	—	(5,448)
Adjusted EBITDA(2)	$14,290	$660	$25,753	$21,557
Operating income (loss) margin (3)	3.2%	(5.0)%	—%	1.4%
Impact of depreciation and amortization	3.5%	5.5%	4.2%	5.0%
Impact of ISG initiative	0.5%	—%	0.8%	—%
Impact of severance	—%	—%	0.1%	—%
Impact of legal settlement	—%	—%	—%	(1.3)%
Adjusted EBITDA margin(2)	7.2%	0.5%	5.1%	5.1%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)

Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for the ISG  initiative, severance and legal settlement. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(3)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	September 30,		September 30,
	2019	2018	2019	2018
Operating income (loss)	4,863	(5,559)	1,229	(1,846)
Other income (expense), net (1)	2,296	3,323	(2,280)	(2,180)
Depreciation and amortization	4,960	4,746	2,120	2,176
EBITDA (2)	12,119	2,510	1,069	(1,850)
ISG initiative	570	—	488	—
Severance	43	—	—	—
Adjusted EBITDA(3)	$12,732	$2,510	$1,557	$(1,850)
Operating income (loss) margin (4)	6.8%	(3.5)%	(1.1)%	(6.5)%
Impact of depreciation and amortization	4.6%	7.5%	2.3%	3.5%
Impact of ISG initiative	0.5%	—%	0.5%	—%
Impact of severance	—%	—%	—%	—%
Adjusted EBITDA margin (3)	11.9%	4.0%	1.7%	(3.0)%

	Marine		Concrete
	Nine months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Operating (loss) income	(1,584)	4,348	1,076	(94)
Other income (expense), net (1)	8,762	8,903	(8,188)	(7,286)
Depreciation and amortization	14,975	14,772	6,367	6,362
EBITDA (2)	22,153	28,023	(745)	(1,018)
ISG initiative	1,710	—	2,152	—
Severance	483	—	—	—
Legal settlement	—	(5,448)	—	—
Adjusted EBITDA(3)	$24,346	$22,575	$1,407	$(1,018)
Operating(loss) income margin (4)	2.7%	6.4%	(2.8)%	(3.4)%
Impact of depreciation and amortization	5.8%	7.1%	2.5%	3.0%
Impact of ISG initiative	0.7%	—%	0.9%	—%
Impact of severance	0.2%	—%	—%	—%
Impact of legal settlement	—%	(2.6)%	—%	—%
Adjusted EBITDA margin (3)	9.4%	10.9%	0.6%	(0.4)%

(1)

Primarily consists of corporate overhead costs recorded to the marine segment as part of operating income(loss) and allocated from the marine segment to the concrete segment in other income (expense) line. Allocated amounts net to zero on a consolidated basis.

(2)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(3)

Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for the ISG initiative, severance and legal settlement. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(4)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine months ended September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(5,518)	$(6)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	19,609	21,134
Amortization of ROU operating leases	4,145	—
Amortization of ROU finance leases	1,733	—
Unamortized debt issuance costs upon debt modification	399	2,164
Amortization of deferred debt issuance costs	312	676
Deferred income taxes	44	(561)
Stock-based compensation	2,292	1,710
Gain on sale of property and equipment	(1,197)	(2,527)
Other gain from continuing operations	—	(5,448)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(35,242)	11,036
Notes receivable	415	—
Income tax receivable	(330)	(56)
Inventory	310	763
Prepaid expenses and other	1,674	3,410
Costs and estimated earnings in excess of billings on uncompleted contracts	(29,063)	(11,405)
Accounts payable	13,702	(14,266)
Accrued liabilities	1,245	(1,925)
Operating lease liabilities	(4,434)	—
Income tax payable	755	(256)
Billings in excess of costs and estimated earnings on uncompleted contracts	27,252	(9,395)
Other	—	(287)
Net cash used in operating activities	(1,897)	(5,239)
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,363	2,320
Purchase of property and equipment	(13,035)	(15,043)
Contributions to CSV life insurance	(550)	(424)
Proceeds from return of investment	—	94
Insurance claim proceeds related to property and equipment	2,574	1,346
Net cash used in investing activities	(9,648)	(11,707)
Cash flows from financing activities:
Borrowings from Credit Facility	49,000	29,861
Payments made on borrowings from Credit Facility	(59,460)	(21,361)
Proceeds from sale-leaseback arrangement	18,210	—
Loan costs from Credit Facility	(1,430)	(861)
Payments of finance lease liabilities	(2,144)	—
Exercise of stock options	35	2,815
Net cash provided by financing activities	4,211	10,454
Net change in cash and cash equivalents	(7,334)	(6,492)
Cash and cash equivalents at beginning of period	8,684	9,086
Cash and cash equivalents at end of period	$1,350	$2,594

Orion Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows Summary

(In Thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Cash flows used in operating activities	$(1,375)	$(9,748)	$(1,897)	$(5,239)
Cash flows used in investing activities	$(4,507)	$(1,844)	$(9,648)	$(11,707)
Cash flows provided by financing activities	$4,473	$7,905	$4,211	$10,454

Capital expenditures (included in investing activities above)	$(4,917)	$(3,132)	$(13,035)	$(15,043)

Orion Group Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Information)

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,350	$8,684
Accounts receivable:
Trade, net of allowance of $4,280 and $4,280, respectively	97,857	77,641
Retainage	44,236	30,734
Other current	3,207	4,257
Income taxes receivable	797	467
Inventory	1,124	1,056
Costs and estimated earnings in excess of billings on uncompleted contracts	38,280	9,217
Prepaid expenses and other	3,337	5,000
Total current assets	190,188	137,056
Property and equipment, net of depreciation	134,056	148,003
Operating lease right-of-use assets, net of amortization	19,602	—
Financing lease right-of-use assets, net of amortization	7,683	—
Inventory, non-current	7,220	7,598
Intangible assets, net of amortization	12,807	14,787
Other non-current	5,551	5,426
Total assets	$377,107	$312,870
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$3,298	$2,946
Accounts payable:
Trade	55,271	42,023
Retainage	631	736
Accrued liabilities	17,226	18,840
Income taxes payable	755	—
Billings in excess of costs and estimated earnings on uncompleted contracts	49,012	21,761
Current portion of operating lease liabilities	5,408	—
Current portion of financing lease liabilities	2,909	—
Total current liabilities	134,510	86,306
Long-term debt, net of debt issuance costs	65,148	76,119
Operating lease liabilities	14,817	—
Financing lease liabilities	3,609	—
Other long-term liabilities	20,484	8,759
Deferred income taxes	93	49
Interest rate swap liability	1,270	52
Total liabilities	239,931	171,285
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 30,261,584 and 29,611,989 issued; 29,550,353 and 28,900,758 outstanding at September 30, 2019 and December 31, 2018, respectively	303	296
Treasury stock, 711,231 and 711,231 shares, at cost December 31, 2018 and December 31, 2017 respectively	(6,540)	(6,540)
Other comprehensive loss	(1,270)	(52)
Additional paid-in capital	182,062	179,742
Retained loss	(37,379)	(31,861)
Total stockholders’ equity	137,176	141,585
Total liabilities and stockholders’ equity	$377,107	$312,870